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                                                                    EXHIBIT (12)

                                   ONEOK, Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements


                                                Six Months                          Years Ended August 31,
                                                   Ended         -------------------------------------------------------------
                                               Feb. 28, 1999        1998         1997         1996         1995         1994
                                               -------------        ----         ----         ----         ----         ----

Fixed charges, as defined
     Interest on long-term debt                  $  17,354       $  30,846    $  31,354    $  31,748    $  32,345    $  32,979
     Other interest                                  5,506           3,723        3,376        3,184        4,934        1,855
     Amortization of debt issue costs                  504             506          518          530          512          525
     Interest on lease agreements                    1,162           2,325        2,266        2,266        2,266        2,266
                                                 ---------       ---------    ---------    ---------    ---------    ---------
          Total fixed charges                       24,526          37,400       37,514       37,728       40,057       37,625

Preferred dividend requirements                     30,570          44,228          285          428          428          428
                                                 ---------       ---------    ---------    ---------    ---------    ---------

Total fixed charges and preferred
     dividend requirements                       $  55,096       $  81,628    $  37,799    $  38,156    $  40,485    $  38,053
                                                 =========       =========    =========    =========    =========    =========


Earnings before income taxes                     $ 136,765       $ 168,380    $  94,107    $  85,873    $  68,146    $  57,276

Total fixed charges                                 24,526          37,400       37,514       37,728       40,057       37,625
                                                 ---------       ---------    ---------    ---------    ---------    ---------

Earnings available for combined
     fixed charges and preferred
     dividend requirements                       $ 161,291       $ 205,780    $ 131,621    $ 123,601    $ 108,203    $  94,901
                                                 =========       =========    =========    =========    =========    =========

Ratio of earnings to combined
     fixed charges and preferred
     dividend requirements                           2.93X           2.52X        3.48X        3.24X        2.67X        2.49X
                                                 =========       =========    =========    =========    =========    =========


      Pro Forma Computation of Ratio of Earnings to Combined Fixed Charges
         and Preferred Stock Dividend Requirements Giving Effect to the
                       Proposed Merger as Discussed Herein


                                                 Six Months     Year Ended
                                                   Ended         August 31,
                                               Feb. 28, 1999       1998
                                               -------------    -----------

Fixed charges, as defined
     Interest on long-term debt                  $  70,697       $ 139,252
     Other interest                                  5,506           3,723
     Amortization of debt issue costs                  889           1,275
     Preferred securities distributions
          of subsidiary                             12,112          24,225
     Interest on lease agreements                    1,162           2,325
                                                 ---------       ---------
          Total fixed charges                       90,366         170,800

Preferred dividend requirements                     30,570          44,228
                                                 ---------       ---------

Total fixed charges and preferred
     dividend requirements                       $ 120,936       $ 215,028
                                                 =========       =========

Earnings before income taxes                     $ 129,180       $ 155,533

Total fixed charges                                 90,366         170,800
                                                 ---------       ---------

Earnings available for combined
     fixed charges and preferred
     dividend requirements                       $ 219,546       $ 326,333
                                                 =========       =========

Ratio of earnings to combined
     fixed charges and preferred
     dividend requirements                           1.82X           1.52X
                                                 =========       =========

For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the amortization of debt issue costs, preferred securities distributions of subsidiary, and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.